EXHIBIT 10.2


                           COGENCO INTERNATIONAL, INC.
                            4085 South Dexter Street
                            Englewood, Colorado 80113
                   Telephone: 303-758-1357; Fax: 303-759-3553
                           e-mail: cogenco@comcast.net

                                November 5, 2004

Bruce G. Miller, CEO & President
DMI BioSciences, Inc.
3601 South Clarkson St., Suite 420
Englewood, CO. 80113-3948

     Re: Proposed Transactions: (1) Co-Development Agreement and (2) Merger ("Amended LOI")

Dear Bruce:

The purpose of this amended letter of intent ("Amended LOI") is to set forth the principal terms pursuant to which Congenco International, Inc. ("Cogenco") proposes to enter inter certain transactions with DMI BioSciences, Inc; ("DMI"). This Amended LOI specifically supercedes the letter of intent signed by the parties and dated August 20, 2004. This Amended LOI merely constitutes a statement of the mutual intentions of the parties and does not contain all matters upon which agreement must be reached for the proposed transaction to be consummated and, therefore, does not constitute a binding commitment with respect to the proposed transactions themselves.

The parties wish to avoid any misunderstandings and disputes that might otherwise occur in the event that definitive agreements are not fully negotiated and fully executed. The parties intend to work toward reaching definitive agreements as set forth herein, but in the event definitive agreements are not executed and delivered by the parties, then any party may abandon these negotiations and be relieved of all liabilities and obligations with respect thereto, except with respect to any definitive Agreement already concluded by the parties as contemplated herein (such as the CODA). This Amended LOI also does not create a duty on the part of any party to negotiate in good faith toward a binding contract, and may not be relied upon by any party as the basis for a contract by estoppel or otherwise, but rather evidences a non-binding expression of good faith intention to endeavor, without obligation, to negotiate the terms of the proposed transactions.

The parties acknowledge and agree that the subject matter of the negotiations involve numerous interrelated business and technical factors, and that, except as set forth in this Amended LOI, neither party shall be bound to the other for any performance, payment, license, right, or reliance with respect to the subject matter, unless and until all material terms have been set forth in the definitive agreement(s) described herein or a subsequent definitive agreements (the "Agreements"). All proposals, letters, agreements, points of proposed or actual agreements, "term sheets," memos and charts used or exchanged in the negotiations either shall be reflected in this Amended LOI or a subsequent Agreement(s) or shall be deemed rejected, rescinded and void upon the end of negotiations. Nothing contained in this Amended LOI shall be deemed to limit the scope of the negotiations or the content of any subsequent CODA OR Merger or related agreement. Notwithstanding the foregoing, upon acceptance hereof as described below, the provisions of paragraphs 6 and 7 of this Amended LOI shall be legally binding and enforceable in accordance with their terms.

1. Proposed Structure of the Transactions. Cogenco and DMI intend to enter into a multi-phase series of transactions as set forth below:

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DMI BioSciences, Inc.
November 5, 2004



(a) Phase I: On or about November 21, 2004, Cogenco shall enter into a definitive co-development agreement with DMI to fund certain specific ongoing development activities of DMI relating to the treatment of Asthma in humans ("Co-Development Agreement" or "CODA"). Cogenco and DMI shall enter into such CODA after reaching mutual agreement on the terms and conditions of such co-development, including among others, the following terms:

     (i) Cogenco payments to DMI:

          (1) A non-refundable stand still fee of $100,000 due no later than November 10, 2004;
          (2) A non-refundable fee due upon execution of the Co-Development Agreement of $500,000 for prior research costs, but no later than November 21, 2004;
          (3) A non-refundable access payment of $2,500,000.00 to DMI ("Access Fee Payment") due upon execution of the Co-Development Agreement but no later than November 21 2004;
          (4) Payment for screening and basic and preclinical research and other development work for DKPs - actual cost of work plus reasonable overhead, payable in advance on terms to be agreed before the work commences;
          (5) Payments for phase 1, phase 2, phase 3 clinical trials of Product candidates and phase 4 post-marketing studies of Products - actual cost of work plus reasonable overhead, payable in advance on terms to be agreed before the work commences;
          (6) A non-refundable milestone payment of $1,000,000 upon commencement of phase 1 or equivalent in the first Major Market Country;
          (7) A non-refundable milestone payment of $2,500,000 upon commencement of phase 2 or equivalent in the first Major market Country;
          (8)  A non-refundable milestone payment of $5,000,000 upon filing of an NDA or equivalent in the first Major Market Country; and
          (9)  A non-refundable milestone payment of $10,000,000 upon regulatory approval or equivalent in the first Major Market country.

     (ii) Sharing of Revenues: Cogenco and DMI will share equally Profits on Sales made by either one of them of Products and will share equally all payments received from third-party licensees and sublicensees, including licensing fees, sublicensing fees, milestone payments and royalties.

The parties intend that such CODA will be structured in order to minimize any tax consequences arising from the proposed Phase II Merger described below.

(b) Phase II: After the closing and initial funding of the CODA and within 210 days after the execution of the initial LOI, but no later than March 31, 2005, Cogenco shall make an equity investment of between $25-50 million [or such other maximum amount mutually agreeable to the parties] into DMI, which the parties currently intend will be structured as a tax free section 368 (A) "reverse triangular merger" ("Merger"). In accordance therewith, it is anticipated that the following shall occur:

     (i) Cogenco will form a wholly-owned subsidiary ("NewSub"), mutually agreeable by the parties'] via a private placement or other means,

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DMI BioSciences, Inc.
November 5, 2004



     (iii) NewSub will subsequently be merged into DMI, with between $25-50 million in new cash [or such other mutually agreed upon amount] free and clear of any debts or liens at the Merger closing, and

     (iv) The shareholders of DMI shall receive in consideration for the surrender of their stock of DMI, and the Cogenco shareholders shall be left with, shares of common stock of Cogenco equivalent to the percentages set forth below of the issued and outstanding shares of the post-Merger Cogenco [excluding any effect from a post-Merger 2004 Equity Incentive Plan];

          (1) If Cogenco/NewSub has $25 million cash free and clear of any debts or liens at the closing of the Merger, then Cogenco shareholders/affiliates shall own approximately 37.9% of the post-Merger issued and outstanding shares, and DMI shareholders/affiliates shall own approximately 62.1% of post-Merger Cogenco issued and outstanding shares;

          (2) If Cogenco/NewSub has $40 million cash free and clear of any debts or liens at the closing of the Merger, then Cogenco shareholders/affiliates shall own approximately 48.5% of the post-Merger issued and outstanding shares, and DMI shareholders/affiliates shall own approximately 51.5% of post-Merger Cogenco issued and outstanding shares;

          (3) If Cogenco/NewSub has $50 million cash free and clear of any debts or liens at the closing of the Merger, then Cogenco shareholders/affiliates shall own approximately 53.8% of the post-Merger issued and outstanding shares, and DMI shareholders/affiliates shall own approximately 46.5% of post-Merger Cogenco issued and outstanding shares.

The Merger is intended to occur as soon as practicable following the execution of the CODA between Cogenco and DMI. Cogenco and DMI further intend that the post-Merger Cogenco shall use any remaining cash in pre-merger Cogenco/NewSub for its ongoing bio-pharmaceutical developmental and operational activities as set forth in the DMI business plan as of the date of the Merger, as revised and supplemented by the DMI and post-Merger Cogenco management team.

(c) Phase III. Within one year after the conclusion of the Merger, it is intended that post-merger Cogenco shall undertake discussions with investment banking firms in connection with a possible secondary offering and/or file an application for listing of its shares for trading on a national stock exchange.

(d) Special Circumstances in the event of Merger/Investment Failure. In the event and only in the event that on or before June 1, 2005, Cogenco has NOT made an equity investment of between $25-50 million [or such other maximum amount mutually agreeable to the parties] into DMI, which the parties currently intend will be structured as a tax free section 368 (A) "reverse triangular merger"

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DMI BioSciences, Inc.
November 5, 2004



("Merger"), the Access Fee Payment provided for in this Section 1(a)(i)(3) above or Section 6.2 of the CODA shall automatically convert into One Million (1,000,000) Shares of DMI Common Stock, no par value. In the event of a conversion, within ten (10) business days after June 1, 2005, Cogenco, or its designee, shall be entitled to receive a certificate for the Access Fee Conversion Sahres. No fractional shares or scrip representing fractional shares shall be issued in connection with a conversion of the Access Fee Payment. Cogenco shall not be entitled to any voting rights or other rights as a stockholder of DMI prior to the time of conversion. The Access Fee Payment conversion is agreed to by DMI in reliance upon Cogenco's representation to DMI, which by Cogenco's execution of the CODA it hereby confirms, that the Access Fee Conversion Shares, if any, purchased by Cogenco will be acquired for investment for Cogenco's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Cogenco has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Amended LOI and the CODA, Cogenco further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to the Access Fee Conversion Shares, if issued. Cogenco has received all the information that it has requested and that it considers necessary or appropriate for deciding whether to enter into this Amended LOI and the CODA. Cogenco further represents that it has had an opportunity to ask questions and receive answers from DMI regarding the terms and conditions of the offering of the Access Fee Conversion Shares. Cogenco is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Access Fee Conversion Shares, if issued. Cogenco also represents it has not been organized solely for the purpose of acquiring the Access Fee Conversion Shares. Cogenco is an "accredited investor" as such term is defined in Rule 501 of the General Rules and Regulations prescribed by the SEC pursuant to the Securities Act. Cogenco understands that (a) the Access Fee Conversion Shares will not be registered under the Securities Act by reason of a specific exemption therefrom, that such securities must be held by it indefinitely and that the Cogenco must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; (b) each certificate representing the Access Fee Conversion Shares, if issued, will be endorsed with the following legends:

     (i) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED; and

     (ii) Any legend required to be placed thereon by DMI's Bylaws or under applicable state securities laws.

2. Due Diligence and Access to Information. Cogenco and DMI shall continue their due diligence investigations. Each party to this agreement intends to continue to provide the other party, its counsel, accountants and investment bankers and their respective agents complete access to facilities, books and records and

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DMI BioSciences, Inc.
November 5, 2004



cause its employees, accountants, and other representatives to cooperate fully with the other party, its investment bankers and their respective agents in connection with the other party's due diligence investigation. DMI and Cogenco shall provide each other and their respective counsel, accountants and investment bankers with all information which may be necessary to prepare any registration statement or other filings or documents which may be required in connection with the proposed transactions.

3. Definitive Agreements.

(a) Immediately following the execution of this Amended LOI, the parties shall execute the definitive CODA relating to the Phase I transaction described above.

(b) Immediately following the closing of the CODA and DMI's receipt of the initial $500,000 payment and the $2,500,000 non-refundable Access Fee Payment thereunder, the parties shall commence preparation of a definitive Merger Agreement which assumes that Cogenco and/or NewSub obtain between $25-50 million [or such other maximum amount mutually agreeable to the parties] for the proposed equity investment to be consummated via the proposed Merger. Such definitive Merger Agreement shall contain mutually agreeable terms, including
(i) approval of a management agreement with current DMI management for minimum of four (4) years and related updated or new employment agreements from the post-Merger entity, (ii) approval of a new post-Merger Cogenco/DMI Equity Incentive Plan which includes options, warrants, stock appreciation rights or other mechanisms equivalent to 15% of the post-Merger issued and outstanding shares of Cogenco/DMI for all post-Merger Cogenco/DMI employees, management and consultants; (iii) approval of customary covenants, representations and warranties of Cogenco and DMI and their management and principal shareholders, as well as (iv) reasonable indemnification and other provisions.

4. Expenses. Cogenco and DMI shall each be responsible for and bear all of its own costs and expenses (including any broker's or finder's fees) incurred in connection with the proposed transactions, including expenses of its representatives, incurred at any time in connection with the proposed transactions.

5. Contingencies and Conditions. The proposed Merger transaction contemplated by this Amended LOI is subject to and shall be contingent on:

(a) the absence of any material adverse change in DMI's or Cogenco's business, financial condition, prospects, assets or operations since December 31, 2003 except as is already known by the parties as of the date hereof, assuming that the parties have obtained full cooperation from each other regarding information prior to December 31, 2003;

(b) the results of DMI's and Cogenco's due diligence investigations being satisfactory to each of them in all material respects and in each party's sole discretion;

(c) the execution of irrevocable undertakings to accept the proposed transactions by the shareholders of each party representing the required percentage of shares outstanding necessary to approve the transaction, as provided in the respective articles of incorporation and/or by-laws of the parties;

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DMI BioSciences, Inc.
November 5, 2004



(d) approval of the transactions by the respective boards of directors of the parties;

(e) consummation of the CODA prior to the proposed Merger, including the initial non-refundable payments described herein and in the Co-Development Agreement by Cogenco to DMI;

(f) the lack of any material lines of credit, loans, liens or debts of any kind on the books of Cogenco or NewSub prior to the proposed Merger;

(g) receipt of all necessary United States regulatory approvals; and

(h) other matters to be mutually agreed upon by the parties and set forth in the definitive agreement.

Until the CODA has been consummated or withdrawn, DMI and Cogenco each intend to conduct their respective businesses only in the ordinary course.

6. Disclosure. The parties shall not disclose to anyone (unless required by law or by any regulatory authority) the existence of discussions regarding the transactions contemplated hereunder or their terms, except to employees of DMI and Cogenco, counsel and other advisers who have a need to know and agree to maintain such confidentiality. No announcements shall be made regarding the contents of this Amended LOI or the proposed Merger (or any aspect of the same) with or without information as to the parties hereto, without prior consultation between the parties and mutual agreement as to the terms thereof.

7. Confidentiality. Any information disclosed by either party to the other in connection with the respective due diligence investigations or the negotiation of the proposed transactions, which information is not public information or otherwise known to the party to whom it is disclosed, shall be deemed to be the confidential information of the disclosing party and shall be used by the party to whom it is disclosed only for purposes of evaluating the transactions described in this Amended LOI and the preparation of any registration statement or other private placement documents or filings which may be required in connection with the proposed transactions.

8. Termination. This Amended LOI may be terminated:

(a) by mutual written consent of DMI and Cogenco; or

(b) upon written notice by DMI to Cogenco that the CODA has not been consummated by November 30, 2004, unless extended by DMI in its sole discretion;

(c) upon written notice by either party, if it determines, in its discretion, that one or more of the contingencies set forth herein cannot be satisfied within the time provided or is some other unsatisfactory material information has come to either party's attention that, in the sole discretion of such party, requires the termination of this Amended LOI. Upon termination of this Amended LOI, the parties shall have no further obligations hereunder, except as stated in paragraphs 6 and 7, which shall survive any such termination.

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DMI BioSciences, Inc.
November 5, 2004



9. Other Provisions. This Amended LOI may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Amended LOI will be governed by and construed in accordance with the internal laws of the State of Colorado. Each party acknowledges that it has been represented by counsel in connection with this Amended LOI and the transactions contemplated by this Amended LOI. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Amended LOI against the party that drafted this Amended LOI has no application and is expressly waived. This Amended LOI embodies the entire agreement and understanding of the parties and supersedes all prior agreements or understandings with respect to the subject matter of this Amended LOI, other than the Confidentiality Agreement dated March 1, 2004, which shall continue to remain in effect.

If you are agreeable to proceeding on this basis, please sign and date this Amended LOI in the space provided below and return a signed copy to the undersigned.

Very truly yours,

COGENCO INTERNATIONAL, INC.



By: ________________________________
    David W. Brenman, President

Acknowledged and agreed to as of the 23rd day of August, 2004:


DMI BIOSCIENCES, INC.



By: ________________________________
    Bruce G. Miller, CEO & President


Attachment: Co-Development Agreement (Asthma)





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